Pope Resources Announces $3.6 Million Sale To Quadrant Homes

POULSBO, Wash., Feb. 3, 2014 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced a $3.6 million sale to Quadrant Homes of 40 single-family lots located at the southern end of the Partnership's Harbor Hill project in Gig Harbor, Washington. Harbor Hill is a mixed-use planned community consisting of residential, business park, and commercial properties.

"We are excited to be closing on the initial sale of single-family lots from our Gig Harbor project," said David L. Nunes, President and CEO. "This sale is a significant first step toward a total of 107 single-family lots from this project that is expected to close this month. In 2013, we invested $10.8 million in our Gig Harbor project to both complete infrastructure obligations stemming from a Q4 2012 multi-family parcel sale and to prepare for a series of single-family lot sales expected to close in 2014 and beyond."

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156